EXHIBIT 99.1
                                                                    ------------

                                                                October 22, 2003


                            NORTHERN STATES FINANCIAL
                     DECLARES 21ST INCREASED ANNUAL DIVIDEND
                            BANK ACQUISITION PROCEEDS
                           THIRD QUARTER NET DECLINES

         WAUKEGAN, IL, October 22, 2003 - Northern States Financial Corporation (NASDAQ: NSFC), holding company for the Bank of Waukegan, today reported that third quarter 2003 earnings were 19.3 percent less than last year's level for the same period. Earnings were adversely affected by higher legal fees to collect on nonperforming loans and leases and by increases to the provision for loan and lease losses. Decreased interest earned on investment securities caused by lower interest rates contributed to the decline in quarterly net income.

         For the three months ended September 30, 2003, net income was $1,360,000, or $.32 per share (diluted), compared with $1,685,000, or $.39 per share (diluted) for the third quarter of 2002. Net income for the nine months ended September 30, 2003 was $4,244,000, or $.99 per share (diluted), compared with $5,779,000, or $1.31 per share (diluted) for the first nine months of last year.

         Total assets at September 30, 2003 were $632 million, down $4 million from year-end 2002. Loans and leases decreased slightly from year-end and totaled $352 million at September 30, 2003. Deposits increased $16 million from December 31, 2002 to $466 million at September 30, 2003, the highest level in the Company's history. Most of the deposit growth at September 30, 2003 is attributable to increases in time deposits from local government agencies.

         Nonperforming loans and leases at September 30, 2003 totaled $14.8 million and consist of nonaccrual loans and leases and loans 90 days past due and in the process of collection. Nonaccrual loans and leases alone were $13.7 million at September 30, 2003 and include lease pools totaling $11.3 million that were placed on nonaccrual status at June 30, 2002. Prior to being placed on nonaccrual status the Company had been recognizing income of $290,000 per quarter on these leases. The $11.3 million lease pools are secured by equipment and carry surety bonds. The Company is in the process of seeking payment on these leases from the sureties.

         The Company at September 30, 2003 had nonaccrual loans totaling $1.5 million that are secured by motels. The lodging industry has been especially hurt in the aftermath of 9/11 due to the decline in business travel. At September 30, 2003, the Company had loans for motels totaling $42.5 million in its loan portfolio. Other than the $1.5 million of loans discussed above, these loans are performing as agreed.

         The increased levels of nonperforming loans and leases caused increases to legal expenses during 2003's third quarter by $142,000 and to the provision for loan and lease losses by $75,000 compared with the same quarter of 2002. Legal expenses for the first nine months of 2003 were $585,000 greater than last year and the provision for loan losses was $205,000 greater. A large part of the legal fees pertain to collection efforts against the sureties on the $11.3 million in lease pools carried on nonaccrual status. The legal proceedings against the sureties are not currently expected to be resolved until the second half of 2004.

         On September 11, 2003, Northern States Financial Corporation announced that it had agreed to acquire privately held Round Lake Bankcorp, Inc. based in Round Lake, Illinois and that their respective boards of directors had approved a definitive Agreement and Plan of Merger. The transaction is valued at

$19.8 million and will be paid in cash. The transaction is subject to regulatory and Round Lake Bankcorp stockholder approval. Subject to receipt of regulatory approval, the transaction is expected to close in early January 2004.

         Although it was initially contemplated that Round Lake Bankcorp, Inc.'s wholly-owned subsidiary, First State Bank of Round Lake, would be merged into Northern State's subsidiary, Bank of Waukegan, at the time of the closing of the transaction, it is now expected that the subsidiaries will continue to operate as separate entities for a period of time. As a result, it is now expected that some of the anticipated cost savings from the merger of the two subsidiaries will be delayed, although the transaction is still expected to be accretive to the earnings per share in 2004.

         At June 30, 2003, Round Lake Bankcorp had assets of $110 million, deposits of $100 million, and stockholders' equity of $9.5 million. The deposit base consisted of approximately 63% core deposits, comprised of savings, money market and checking accounts. The acquisition of Round Lake Bankcorp provides Northern States with two additional Lake County locations.

         The board of directors of the Northern States Financial Corporation has declared a cash dividend of $.54 payable on December 1, 2003 to stockholders of record at November 14, 2003. Total cash dividends for 2003 will be $1.08 per share, an increase of 1.9 percent over cash dividends paid in 2002 of $1.06. This dividend marks the TWENTY FIRST consecutive year of increases in dividends paid to stockholders and represents a dividend yield of approximately 3.6 percent. After payment of this dividend and for the acquisition of Round Lake Bancorp, Inc., Northern State's capital position is expected to continue to exceed regulatory capital adequacy requirements.

         Northern States Financial Corporation is the holding company for the Bank of Waukegan, headquartered in Waukegan, IL. The Bank of Waukegan is a full-service commercial bank founded in 1962, with six branches in Lake County, Illinois that serves the populations of northeastern Illinois and southeastern Wisconsin. The Company's common stock trades on the NASDAQ Stock Market under the symbol NSFC.

Forward-Looking Information

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors that could cause actual results to differ from those predicted and could affect the future prospects of the Company and its subsidiaries include, but are not limited to, difficulties or delays in completing the planned acquisition of Round Lake Bankcorp, Inc., changes in the estimated purchase accounting adjustments relating to the acquisition, difficulties in achieving anticipated cost savings related to the operation of the acquired banking offices or higher than expected costs related to the transaction, the potential for further deterioration in the credit quality of the Company's loan and lease portfolios, uncertainty regarding the Company's ability to ultimately recover on the surety bonds relating to the equipment lease pools currently on nonaccrual status, unanticipated changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements.


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


                      NORTHERN STATES FINANCIAL CORPORATION
                             KEY PERFORMANCE DATA
                        ($ 000'S, EXCEPT PER SHARE DATA)


  QUARTER ENDED SEPTEMBER 30,:                       2003           2002
-------------------------------------------       ----------     ----------
Net Income.................................         $1,360         $1,685
Basic & Diluted Earnings Per Share.........          $0.32          $0.39
Return on Average Assets...................            .86%          1.10%
Return on Average Equity...................           7.12%          8.79%
Efficiency Ratio...........................          58.75%         51.87%
Yield on Interest Earning Assets...........           4.31%          5.25%
Yield on Interest Bearing Liabilities......           1.71%          2.56%
Net Interest Margin........................           2.60%          2.69%

  NINE MONTHS ENDED SEPTEMBER 30,:                  2003            2002
-------------------------------------------       ----------     ----------
Net Income.................................         $4,244         $5,779
Basic & Diluted Earnings Per Share.........          $0.99          $1.31
Return on Average Assets...................            .90%          1.32%
Return on Average Equity...................           7.38%         10.01%
Efficiency Ratio...........................          56.86%         48.26%
Yield on Interest Earning Assets...........           4.52%          5.68%
Yield on Interest Bearing Liabilities......           1.96%          2.63%
Net Interest Margin........................           2.56%          3.05%


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


                      NORTHERN STATES FINANCIAL CORPORATION
                             KEY PERFORMANCE DATA
                        ($ 000'S, EXCEPT PER SHARE DATA)

                                                  SEPT. 30,       DEC. 31,
                                                    2003           2002
                                                ------------   ------------
    Total Assets...............................   $631,861       $635,676
    Loans and Leases...........................    351,599        352,124
    Total Deposits.............................    465,714        449,594
    Total Stockholders' Equity.................     77,160         76,592
    Nonperforming Loans and Leases.............     14,833         14,071
    Nonperforming Loans and Leases to
         Loans and Leases......................       4.22%          4.00%
    Book Value per Share.......................     $17.92         $17.75
    Number of Shares Outstanding...............  4,305,105      4,315,105


                      NORTHERN STATES FINANCIAL CORPORATION
                                DIVIDEND HISTORY

                     JUNE 1      DECEMBER 1       TOTAL
                   ----------   ------------     -------
          1998       $  .28       $  .32          $  .60
          1999          .35          .40             .75
          2000          .43          .47             .90
          2001          .48          .52            1.00
          2002          .53          .53            1.06
          2003          .54          .54            1.08


FOR ADDITIONAL INFORMATION, CONTACT:
      FRED ABDULA, CHAIRMAN OF THE BOARD (847) 244-6000 EXT. 238
      Websites:   www.bankofwaukegan.com
                  www.nsfc.net


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


NORTHERN STATES FINANCIAL CORPORATION
-------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------
September 30, 2003 and December 31, 2002
(In thousands of dollars) (Unaudited)


                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                    2003              2002
                                                            ------------------  ----------------
Assets
Cash and due from banks...................................        $ 18,037          $ 16,475
Interest bearing deposits in financial institutions -
    Maturities less than 90 days..........................              96               163
Federal funds sold........................................           1,111            20,940
                                                                  --------          --------
   Total cash and cash equivalents........................          19,244            37,578
Securities available for sale.............................         248,702           236,898
Loans and leases..........................................         351,599           352,124
Less: Allowance for loan and lease losses.................          (3,782)           (3,698)
                                                                  --------          --------
   Loans and leases, net..................................         347,817           348,426
Federal Home Loan Bank stock..............................           1,839             1,734
Office buildings and equipment, net.......................           5,453             5,478
Other real estate owned...................................           3,966             2,022
Accrued interest receivable and other assets..............           4,840             3,540
                                                                  --------          --------
   Total assets...........................................        $631,861          $635,676
                                                                  ========          ========
   Liabilities and Stockholders' Equity
Liabilities
Deposits
   Demand - noninterest bearing...........................        $ 48,678          $ 47,658
   Interest bearing.......................................         417,036           401,936
                                                                  --------          --------
      Total deposits......................................         465,714           449,594
Securities sold under repurchase agreements and other
   short-term borrowings..................................          78,037            97,181
Federal Home Loan Bank advances...........................           6,500             6,500
Advances from borrowers for taxes and insurance...........             274               466
Accrued interest payable and other liabilities............           4,176             5,343
                                                                  --------          --------
   Total liabilities......................................         554,701           559,084
Stockholders' Equity
Common stock..............................................           1,789             1,789
Additional paid-in capital................................          11,584            11,584
Retained earnings.........................................          67,876            65,957
Accumulated other comprehensive income, net...............             299             1,365
Treasury stock, at cost...................................          (4,388)           (4,103)
                                                                  --------          --------
   Total stockholders' equity.............................          77,160            76,592
                                                                  --------          --------
      Total liabilities and stockholders' equity..........        $631,861          $635,676
                                                                  ========          ========

NORTHERN STATES FINANCIAL CORPORATION
-------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------
Three and nine months ended Sept. 30, 2003 and 2002
(In thousands of dollars, except per share data) (Unaudited)

                                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                                   SEPT. 30,   SEPT. 30,    SEPT. 30,    SEPT. 30,
                                                     2003        2002         2003         2002
                                                   --------    --------     --------     --------
Interest income
   Loans (including fee income)..............       $4,830      $5,418      $15,176      $16,438
   Securities................................
      Taxable................................        1,568       1,986        4,969        6,599
      Exempt from federal income tax.........           73         100          240          332
   Federal funds sold and other..............           16         116           52          226
                                                    ------      ------      -------      -------
      Total interest income..................        6,487       7,620       20,437       23,595
                                                    ------      ------      -------      -------
Interest expense
   Time deposits.............................        1,388       1,993        4,797        5,648
   Other deposits............................          290         513        1,020        1,512
   Other borrowings..........................          463         574        1,551        1,824
                                                    ------      ------      -------      -------
      Total interest expense.................        2,141       3,080        7,368        8,984
                                                    ------      ------      -------      -------
Net interest income..........................        4,346       4,540       13,069       14,611
Provision for loan and lease losses..........          150          75          430          225
                                                    ------      ------      -------      -------
Net interest income after provision for loan
   and lease losses..........................        4,196       4,465       12,639       14,386
                                                    ------      ------      -------      -------
Noninterest income
   Service fees on deposits..................          566         536        1,650        1,532
   Trust income..............................          199         141          530          504
   Mortgage banking income...................           50          71          287          200
   Other operating income....................          218         166          578          517
                                                    ------      ------      -------      -------
      Total noninterest income...............        1,033         914        3,045        2,753
                                                    ------      ------      -------      -------
Noninterest expense
   Salaries and employee benefits............        1,669       1,670        5,074        4,988
   Occupancy and equipment, net..............          354         327        1,063        1.005
   Data processing...........................          166         124          473          429
   Legal.....................................          285         143          868          283
   Other operating expenses..................          686         565        1,684        1,675
                                                    ------      ------      -------      -------
      Total noninterest expense..............        3,160       2,829        9,162        8,380
                                                    ------      ------      -------      -------
Income before income taxes...................        2,069       2,550        6,522        8,759
Provision for income taxes...................          709         865        2,278        2,980
                                                    ------      ------      -------      -------
Net income...................................       $1,360      $1,685      $ 4,244      $ 5,779
                                                    ======      ======      =======      =======
Basic and diluted earnings per share                $ 0.32      $ 0.39      $  0.99      $  1.31


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